Exhibit 3.40

Adopted: as of 12/22/2003

AMENDED AND RESTATED

BYLAWS

OF

WEISER LOCK CORPORATION

ARTICLE I

Stockholders

SECTION 1. Annual Meeting.

The annual meeting of the stockholders for the election of Directors and for the transaction of general business shall be held in April of each year at a time and place designated by the Board of Directors. The annual meeting shall be open for the transaction of any business within the powers of the Corporation without special notice of such business, except when special notice is specifically required by statute or by the certificate of incorporation. Failure to hold an annual meeting at the designated time shall not invalidate the Corporation’s existence or affect any otherwise valid corporate acts.

SECTION 2. Special Meetings.

Special meetings of the stockholders may be called at any time for any purpose or purposes by the Chairman of the Board, by the President, or by a majority of the Board of Directors, and shall be called by the Secretary of the Corporation upon the written request of the holders of not less than ten percent (10%) of all the shares of stock outstanding and entitled to vote on the business to be transacted at the special meeting. Such written request shall state the purpose or purposes of the meeting and the matters proposed to be acted on at the meeting. However called, notice of the meeting shall be given to each stockholder and shall state the purpose or purposes of the meeting. No business other than that stated in the notice shall be transacted at any special meeting.

SECTION 3. Place of Meetings.

All meetings of stockholders shall be held in Towson, Maryland, or such other location as the Board of Directors may provide in the notice of the meeting.

SECTION 4. Notice of Meetings.

Written notice of each meeting of the stockholders shall be delivered to each stockholder by delivering and/or by mailing it postage prepaid and addressed to the stockholder, to the stockholder’s address as it appears in the records of the Corporation. Unless waived in writing, the notice shall be delivered or mailed not more than forty (40) days nor less than ten (10) days (or, if sent by third-class mail, not less than thirty (30) days) before the date of the meeting, and shall state the location, day, hour and means of remote communications, if any, by which the stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting except where the person attends a meeting for the express purpose of objecting at the beginning of the meeting that the meeting is not lawfully called or convened. Any annual or special meeting of stockholders may adjourn from time to time to reconvene at the same or some other location without further notice at a date not more than forty-five (45) days after the original record date. Neither the business to be transacted at nor the purpose of any regular or special meeting need be specified in any written waiver of notice.

SECTION 5. Quorum.

At any meeting of stockholders, the presence in person or by proxy of the holders of record of a majority of the shares of stock entitled to vote at the meeting shall constitute a quorum. In the absence of a quorum, stockholders entitled to vote that are present in person or by proxy at any meeting may adjourn the meeting by a majority vote, in a manner provided in Section 6 of Article I of these bylaws until a quorum shall attend. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

SECTION 6. Adjournments.

Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, and the means of remote communication, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than forty-five (45) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 7. Conduct of Meetings.

Meetings of stockholders shall be presided over by the Chairman of the Board of the Corporation (if a Chairman of the Board has been elected by the Board of Directors) or in his absence, by the President, or if neither the Chairman of the Board or the President is present, by a chairman elected at the meeting. The Secretary of the Corporation shall act as secretary at meetings of the stockholders, and in his absence, the record of the proceedings shall be kept and authenticated by any other person at the meeting appointed for that purpose by the presiding officer (the “Appointed Secretary”).

SECTION 8. Proxies.

Stockholders may vote either in person or by proxy, but no proxy which is dated more than eleven (11) months before the meeting at which it is offered shall be accepted unless the proxy shall on its face name a longer period for which it is to remain in force. Every proxy shall be in writing, and shall be dated and signed by a stockholder, or by his duly authorized agent. Such proxy need not be sealed, witnessed or acknowledged. Proxies shall be filed with the Secretary of the Corporation or the Appointed Secretary at or before the meeting.

SECTION 9. Voting.

At all meetings of stockholders, every stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock of the Corporation registered in his name upon the books of the Corporation on the date the Board of Directors may fix as the date of record for the determination of stockholders entitled to vote at such meeting. However, no share shall be entitled to be voted if any installment payment on such share is overdue and unpaid. All elections and matters submitted to a vote at meetings of stockholders shall be decided by the vote of the holders of a majority of the shares of stock present, in person or by proxy, entitled to vote at the meeting, unless more than a majority of the votes present and cast is required by statute, by the certificate of incorporation or by these bylaws. If the officer presiding over the meeting shall so determine, a vote by ballot may be taken upon any matter, and the vote shall be so taken upon the request of the holders of ten percent (10%) of the stock present and entitled to vote on the matter.

SECTION 10. Informal Action by Written Consent of Stockholders.

Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting without prior notice and without vote if a consent or consents in writing setting forth the action shall be signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to Corporation’s principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

SECTION 11. List of Stockholders.

Prior to each meeting of stockholders, the Secretary of the Corporation shall prepare, as of the record date fixed by the Board of Directors with respect to the meeting, a full and accurate list of all stockholders entitled to vote at the meeting, indicating the number of shares held by each. The Secretary of the Corporation or the Appointed Secretary shall be responsible for the production of the list at the meeting.

ARTICLE II

Board of Directors

SECTION 1. Powers.

The property, business and affairs of the Corporation shall be managed by the Board of Directors of the Corporation. The Board of Directors may exercise all the powers of the Corporation, except those conferred upon or reserved to the stockholders by statute, by the certificate of incorporation, or by the bylaws. The Board of Directors shall keep minutes of each of its proceedings and a full account of all of its transactions.

SECTION 2. Number of Directors.

The number of directors of the Corporation shall be three (3) or such other number not less than three (3) nor more than five (5) as may from time to time be determined by the vote of two-thirds (2/3) of the entire Board of Directors. The tenure of office of a director may not be affected by any change in the number of directors.

SECTION 3. Election.

Except as hereinafter provided, the members of the Board of Directors shall be elected each year at the annual meeting of stockholders by the vote of the holders of record of a majority in voting power of the shares of stock present in person or by proxy and entitled to vote at the meeting. Directors need not be stockholders. Each director shall hold office until the next annual meeting of stockholders held after his election and until his successor has been duly elected and qualified, or until his death, or until he shall have resigned or shall have been removed pursuant to applicable provisions of the bylaws.

SECTION 4. Removal.

At a duly called meeting of the stockholders at which a quorum is present, the stockholders may, by vote of the holders of a majority in voting power of shares of stock, present in person or by proxy, and entitled to vote at the meeting, remove with or without cause any director or directors from office, and may elect a successor or successors to fill any resulting vacancy for the remainder of the term of the director so removed.

SECTION 5. Vacancies.

If any director shall die or resign, or if the stockholders shall remove any director without appointing a successor to fill the remaining term, that vacancy shall be filled by the vote of a majority of the remaining members of the Board of Directors, although such majority may be less than a quorum. Vacancies in the Board of Directors created by an increase in the number of directors may be filled by the vote of a majority of the entire Board of Directors as constituted prior to such increase. A director elected by the Board of Directors to fill any vacancy, however created, shall hold office until the next annual meeting of stockholders and until his successor shall have been duly elected and qualified.

SECTION 6. Meetings.

Immediately after each meeting of stockholders at which a Board of Directors shall have been elected, the Board of Directors shall meet, without notice, for the election of officers of the Corporation and for the transaction of other business. Other regular meetings of the Board of Directors shall be held not less often than annually, at such times as may be designated by the Chairman of the Board (if any) or the President. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board, by the President, or by any two (2) directors. Regular and special meetings of the Board of Directors may be held at such place, in or out of the State of California, as the Board may from time to time determine. Members of the Board of Directors may participate in meetings by means of a conference call or similar communication equipment if all persons participating in the meeting can hear and speak to each other. Participation in a meeting by these means constitutes presence in person at such meeting.

SECTION 7. Notice of Meetings.

Except for the meeting immediately following the annual meeting of stockholders, notice of the place, if any, day and hour of a regular meeting of the Board of Directors shall be given in writing to each director not less than four (4) days prior to the date of such meeting and delivered to the director, his residence, or usual place of business, or by mailing it, postage prepaid and addressed to him at his address as it appears in the records of the Corporation. Notice of special meetings may be given the same way, or may be given in person, by telephone, or by other electronic means addressed to the director at his address as it appears upon the records of the Corporation, not less than forty-eight (48) hours prior to the meeting. Unless required by these bylaws or by resolution of the Board of Directors, no notice of any meeting of the Board of Directors needs to state the business to be transacted at the meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the directors or members of a committee of directors needs to be specified in any written waiver of notice.

SECTION 8. Quorum.

A majority of the Board of Directors shall constitute a quorum for the transaction of business at meetings of the Board of Directors. Except as otherwise provided by statute, the certificate of incorporation, or the bylaws, the vote of a majority of such quorum at a duly constituted meeting shall be sufficient to pass any measure, and such decision shall be the decision of the Board of Directors. In the absence of a quorum, the directors present, by majority vote and without further notice, may adjourn the meeting from time to time until a quorum shall be present. If a meeting is adjourned for more than twenty-four (24) hours, notice of the adjournment to another time or place shall be given prior to the time of the adjourned meeting to the directors who were not present at the time of the adjournment. The Board of Directors may also take action or make decisions by any other method that may be permitted by statute, the certificate of incorporation, or the bylaws.

SECTION 9. Presumption of Assent.

A director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless the director announces his dissent at the meeting, and the dissent is entered in the minutes of the meeting or the director files the written dissent to such action with the person acting as the secretary of the meeting before the meeting adjourns, or the director forwards the written dissent within twenty-four (24) hours after the meeting is adjourned by registered or certified mail to the Secretary of the Corporation. The right to dissent does not apply to a director who voted in favor of the action. A director may abstain from voting on any matter before the meeting by stating that he or she is so abstaining at the time the vote is taken and by causing the abstention to be recorded or stated in writing in the same manner as provided above for a dissent.

SECTION 10. Action by Written Consent of Directors.

Any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting if a consent in writing setting forth the action or actions so taken shall be signed by all of the directors or members of such committee as the case may be, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

SECTION 11. Compensation.

Each director shall be entitled to receive such remuneration as may be fixed from time to time by the Board of Directors. However, no director who receives a salary as an officer or employee of the Corporation shall receive any remuneration as a director or as a member of any committee of the Board of Directors. Each director may also receive reimbursement for the reasonable expenses he incurs in attending the meetings of the Board of Directors, the meetings of any committee thereof, or otherwise in connection with his attention to the affairs of the Corporation.

ARTICLE III

Executive Committee

The Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may provide for an Executive Committee. The members of the Executive Committee shall be elected by the Board of Directors from their own members to serve during the period of time designated by of the Board of Directors. During the intervals between the meetings of the Board of Directors, the Executive Committee shall have and may exercise all of the powers and authority of the Board of Directors except to the extent, if any, that such authority shall be limited by resolution of the Board of Directors and except for the power to declare dividends, issue stock, or recommend to the stockholders any action which requires stockholder approval. All action taken by the Executive Committee shall be reported to the Board of Directors at its meeting next succeeding such action, and shall be subject to revision and alteration by the Board, provided that no rights of third parties shall be affected by any such revision or alteration. Such delegation of authority to the Executive Committee shall not relieve the Board of Directors or any director of any responsibility imposed by law or by the certificate of incorporation.

ARTICLE IV

Officers

SECTION 1. Election, Tenure and Compensation.

The Board of Directors shall elect annually at its organizational meeting a President and, if the Board so desires, a Chairman of the Board, from among the members of the Board of Directors, and a Secretary and a Treasurer who need not be directors. The Board of Directors may also elect one or more Vice Presidents, and such other officers with such powers and duties as the Board may from time to time designate for the proper conduct of the business of the Corporation, none of whom need be directors. Each officer shall be elected by a majority vote of the entire Board of Directors and shall hold office until the first Board of Directors meeting following the next annual meeting of stockholders and thereafter until his successor is duly elected and qualified, or until his death, resignation, or removal. The Board of Directors shall have power to fix the compensation of all officers of the Corporation.

SECTION 2. Chairman of the Board.

If one is elected, the Chairman of the Board shall preside at all meetings of stockholders and of the Board of Directors at which he shall be present. He shall serve on the Executive Committee if one is provided, and have such other powers and perform such other duties as from time to time may be assigned to him by the Board of Directors.

SECTION 3. President.

The President shall be the Chief Executive Officer of the Corporation and, subject to the control of the Board of Directors, shall have general charge and supervision of the Corporation’s business affairs and properties. He shall have authority to sign and execute, in the name of the Corporation, all authorized deeds, mortgages, bonds, contracts or other instruments. He may sign with the Secretary, Treasurer, an Assistant Secretary, or Assistant Treasurer certificates of stock of the Corporation. In the absence of the Chairman of the Board, the President shall preside at meetings of stockholders and of the Board of Directors. In general, the President shall perform all duties ordinarily incident to the office of a president of a corporation, and such other duties as from time to time may be assigned to him by the Board of Directors or by the Executive Committee, if one is provided.

SECTION 4. Vice Presidents.

Each Vice President, which shall include any Executive Vice President, shall have the power to sign and execute, unless otherwise provided by resolution of the Board of Directors, all authorized contracts or other obligations in the name of the corporation in the ordinary course of business, and with the Secretary, Treasurer, an Assistant Secretary, or Assistant Treasurer, may sign certificates of stock of the Corporation. At the request of the President, in his absence, or during his inability to act, the Vice President shall perform the duties and exercise the functions of the President, and when so acting shall have the powers of the President. If there be more than one Vice President, the Board of Directors may determine which one or more of the Vice Presidents shall perform any of such duties or exercise any of such functions, or if such determination is not made by the Board of Directors, the President may make such determination. The Vice President or Vice Presidents shall have such other powers and perform such other duties as may be assigned by the Board of Directors or the President.

SECTION 5. Secretary.

The Secretary shall keep the minutes of the meetings of the stockholders and of the Board of Directors, including all the votes taken at such meetings, and record them in books provided for that purpose. He shall see that all notices are duly given in accordance with the provisions of these bylaws or as required by statute. He shall be the custodian of the records of the Corporation. He may sign with the President or a Vice President certificates of stock of the Corporation. In general, he shall perform all duties ordinarily incident to the office of the secretary of a corporation, and such other duties as, from time to time, may be assigned to him by the Board of Directors or by the President.

SECTION 6. Treasurer.

The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies, or depositories as may be designated by the Board of Directors, or as may be designated by the Treasurer of the Corporation pursuant to authority granted by resolution of the Board of Directors. He shall maintain full and accurate accounts of all assets, liabilities and transactions of the Corporation and shall render to the President and the members of the Board of Directors at regular meetings of the Board, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Corporation. In general, he shall perform all the duties ordinarily incident to the office of the treasurer of a corporation, and such other duties as, from time to time, may be assigned to him by the Board of Directors or by the President. The Treasurer shall give the Corporation a bond, if required by the Board of Directors, in a sum, and with one or more sureties, satisfactory to the Board of Directors, for the faithful performance of the duties of his office and for the restoration to the Corporation in case of his death, resignation, retirement or removal from office of all Corporation books, papers, vouchers, moneys, and other properties of whatever kind in his possession or under his control. He may sign with the President or a Vice President certificates of stock of the Corporation.

SECTION 7. Subordinate Officers.

The subordinate officers shall consist of such assistant officers as may be deemed desirable and as may be elected by a majority of the members of the Board of Directors. Each such subordinate officer shall hold office for such duties as the Board of Directors may prescribe.

SECTION 8. Officers Holding Two or More Offices.

Any two or more of the above named offices, except those of President and Vice President, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument be required by statute, the certificate of incorporation, or by the bylaws, or by resolution of the Board of Directors to be executed, acknowledged, or verified by two (2) or more officers.

SECTION 9. Removal and Vacancies.

Any officer of the Corporation may be removed, with or without cause, by vote of the majority of the entire Board of Directors. A vacancy in any office because of removal, resignation, death, or any other cause shall be filled for the unexpired portion of the term by election of the Board of Directors at any regular or special meeting.

ARTICLE V

Stock

SECTION 1. Certificates.

Each stockholder shall be entitled to a certificate or certificates which shall represent and certify the number and kind of shares of stock owned by it in the Corporation for which full payment has been made. Such certificates shall be signed by the President or a Vice President and countersigned by the Secretary or Treasurer or an Assistant Secretary or Assistant Treasurer of the Corporation and there shall be written thereon “(SEAL).” A certificate shall be deemed to be so signed whether the required signatures be manual or facsimile signatures. In the event that any officer of the Corporation who has signed any certificate ceases to be an officer of the Corporation before such certificate is issued, whether because of death, resignation or otherwise, the certificate may nevertheless be issued and delivered by the Corporation as if the officer had not ceased to be such officer as of the date of its issue.

SECTION 2. Transfer of Shares.

Shares of stock shall be transferable only on the books of the Corporation by the holder thereof, in person or by duly authorized agent, upon the surrender of the certificate representing the shares to be transferred, properly endorsed. The Board of Directors shall have power and authority to make such other rules and regulations concerning the issue, transfer and registration of certificates of stock as it may deem expedient.

SECTION 3. New Certificates.

The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

SECTION 4. Record Dates.

The Board of Directors may fix, in advance, a date as the record date for the purpose of determining those stockholders who shall be entitled to notice of, or to vote at, any meeting of stockholders, or for the purpose of determining those stockholders who shall be entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of making any other proper determination with respect to stockholders. Such date, in any case, shall be not more than forty (40) days, and in the case of a meeting of stockholders, not less than ten (10) days, prior to the date on which the particular action requiring such determination of stockholders is to be taken. In lieu of fixing a record date, the Board of Directors may provide that the stock transfer books shall be closed for a stated period, not to exceed in any case twenty (20) days. When the stock transfer books are closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, the closing of the transfer books shall be at least ten (10) days before the date of such meeting.

SECTION 5. Annual Reports.

The President of the Corporation shall annually prepare a full and correct statement of the affairs of the Corporation, including a balance sheet and a financial statement of operations for the preceding fiscal year. These statements shall be submitted at the annual meeting of stockholders and, within twenty (20) days after the meeting be placed on file at the Corporation’s principal offices.

ARTICLE VI

Dividends and Finance

SECTION 1. Dividends.

Subject to any conditions and limitations of the certificate of incorporation or statute, the Board of Directors may in its discretion declare what, if any, dividends shall be paid from the surplus or from the net profits of the Corporation, the date when such dividends shall be payable, and the date for the determination of holders of record to whom such dividends shall be payable.

SECTION 2. Depositories.

The Board of Directors from time to time shall designate one or more banks or trust companies as depositories of the Corporation and shall designate those officers and agents who shall have the authority to deposit corporate funds in such depositories. It shall also designate those officers and agents who shall have authority to withdraw from time to time any or all of the funds of the Corporation so deposited upon checks, drafts, or orders for the payment of money, notices and other evidences of indebtedness, drawn against the account and issued in the name of the Corporation. The signatures of such officers or agents may be made by manual or facsimile signature. No check or order for the payment of money shall be invalidated because a person whose signature appears thereon has ceased to be an officer or agent of the Corporation prior to the time of payment of such check or order by any such depository.

SECTION 3. Corporate Obligations.

No loans shall be contracted on behalf of the Corporation and no evidences of indebtedness or guaranties of the obligations of others shall be issued in the name of the Corporation unless authorized by a resolution of the Board of Directors. Such authority may be either general or specific. When duly authorized, all loans, promissory notes, acceptances, other evidences of indebtedness and guaranties shall be signed by the President or a Vice President and countersigned by the Secretary or an Assistant Secretary or by the Treasurer or an Assistant Treasurer.

SECTION 4. Fiscal Year.

Unless otherwise determined by the Board of Directors, the fiscal year of the Corporation shall begin on the first day of January in each year and end at the close of business on the last day of December each year.

ARTICLE VII

Books and Records

SECTION 1. Books and Records.

The Corporation shall maintain a stock ledger which shall contain the name (in alphabetical order) and address of each stockholder and the number of shares of stock of the corporation which the stockholder holds. All books, accounts, and records of the Corporation, including the original or a certified copy of the bylaws, the minutes of all stockholders meetings, a copy of the annual statement, and any voting trust agreements on file with the Corporation, shall be kept and maintained by the Secretary.

SECTION 2. Inspection Right.

Except as otherwise provided by statute or by charter, the Board of Directors may determine whether and to what extent the books, accounts, and records of the Corporation, or any of them, shall be open to the inspection of stockholders. No stockholder shall have any right to inspect any book, account, document or record of the Corporation except as conferred by statute, by charter, or by resolution of the stockholders or the Board of Directors.

ARTICLE VIII

Seal

The seal of the Corporation shall consist of the word “SEAL” in parentheses, as follows: (SEAL).

ARTICLE IX

Indemnification

The Corporation shall indemnify all persons permitted to be indemnified by the General Corporation Law of the State of California, to the fullest extent now or hereafter permitted therein, and in the discretion of the Board of Directors, the Corporation may, but shall not be required to, purchase or maintain insurance covering the persons set forth in §317 of the California General Corporation Law, CAL. CORP. CODE §317.

ARTICLE X

Amendments

The Board of Directors shall have the power and authority to make, alter and repeal these bylaws or any provision thereof, subject to the power of the stockholders to amend or repeal any bylaws made by the Board of Directors.